UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PRIMORIS SERVICES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 McKinney Avenue, Suite 1500
Dallas, Texas 75201
www.prim.com

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Primoris Services Corporation, a Delaware corporation (NASDAQ:PRIM), to be held on Friday, May 2, 2014, at 9:00 a.m., Central Time, at the Rosewood Crescent Hotel, located at 400 Crescent Court, Dallas, Texas 75201.

During the Annual Meeting, we will discuss each item of business described in the accompanying Notice of the 2014 Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials and the Annual Report to Stockholders on SEC Form 10-K for the fiscal year ended December 31, 2013, a copy of which is included with the Notice and the Proxy Statement.

Please participate in our Annual Meeting of Stockholders by signing, dating and promptly mailing your enclosed proxy card to ensure the presence of a quorum. Your vote is important, whether or not you plan to attend. I hope you will ensure that your shares are represented and voted by completing and returning the enclosed proxy card. If you plan to attend the Annual Meeting of Stockholders, you will have the right to revoke your proxy and vote in person if you so desire. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support of and continued interest in Primoris Services Corporation.

Sincerely,

Brian Pratt
Chairman of the Board, Chief Executive Officer and
President

2100 McKinney Avenue, Suite 1500
Dallas, Texas 75201
www.prim.com

PROXY STATEMENT

i

2100 McKinney Avenue, Suite 1500

Dallas, Texas 75201

www.prim.com

NOTICE OF THE

2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 2, 2014

April 8, 2014

To our Stockholders:

The 2014 Annual Meeting of Stockholders of Primoris Services Corporation, a Delaware corporation, will be held on Friday, May 2, 2014, at 9:00 a.m., Central Time, at the Rosewood Crescent Hotel, located at 400 Crescent Court, Dallas, Texas 75201.

Only stockholders that owned shares of our common stock at the close of business on March 31, 2014 are entitled to vote at the Annual Meeting. A list of our stockholders will be made available at our principal executive offices at 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201 during ordinary business hours for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

At the Annual Meeting, we will consider the following proposals, which are described in detail in the accompanying Proxy Statement:

1.              to elect one Class C Director to hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2017 or until a successor is elected and qualified. The Board of Directors has nominated Robert A. Tinstman for election as a Class C Director at the meeting;

2.              to provide a non-binding advisory vote approving the Company’s executive compensation program;

3.              to ratify the appointment of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.              to transact such other business as may properly come before the Annual Meeting and all adjournments or postponements thereof.

PLEASE VOTE PROMPTLY—YOUR PROXY IS REVOCABLE AND YOU MAY VOTE IN PERSON AT THE MEETING IF YOU WISH.

References to “Primoris”, the “Company”, “we”, “us” or “our” in this Notice and the accompanying Proxy Statement refer to Primoris Services Corporation and its subsidiaries and affiliates, unless otherwise indicated.

By Order of the Board of Directors,

John M. Perisich Executive Vice President, General Counsel and Secretary

2100 McKinney Avenue, Suite 1500

Dallas, Texas 75201

www.prim.com

PROXY STATEMENT
FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2014.

SOLICITATION

This Proxy Statement, being mailed and made available electronically (on our Company website at www.prim.com ) to stockholders on or about April 8, 2014, is being sent to you by the Board of Directors (the “Board”) of Primoris Services Corporation in connection with our 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will take place at 9:00 a.m. Central Time, on Friday, May 2, 2014, at the Rosewood Crescent Hotel, located at 400 Crescent Court, Dallas, Texas 75201. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders will vote to elect one Class C Director, will vote, on an advisory, non-binding basis, on the Company’s executive compensation program and will vote to ratify the appointment of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. In addition, management will report on our performance over the last fiscal year and, following the Annual Meeting, respond to questions from stockholders.

Materials provided

The Board sent you this Proxy Statement and the enclosed proxy card in order to solicit your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this Proxy Statement.

Annual Meeting attendance

All stockholders as of March 31, 2014 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. You may need to bring personal identification. Gaining admission to the Annual Meeting depends on how your stock ownership is recorded with our transfer agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”). If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, please obtain proof of ownership, such as a current brokerage account statement or certification from your broker. If your stock is registered directly in your name with our Transfer Agent, all you need is proof of identity; no proof of ownership is needed.

Voting at the Annual Meeting

Holders of our common stock (“Common Stock”) as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 51,655,224 shares of Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Quorum requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Stockholder of record & beneficial owner

All stockholders are invited to attend the Annual Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Transfer Agent, you are considered the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Voting in person at the Annual Meeting — You may vote in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting without attending the Annual Meeting — Please complete and properly sign and date the accompanying proxy card and return it to the Transfer Agent in the accompanying pre-addressed envelope.

Changing your vote after returning your proxy card — You can revoke your proxy before it is exercised by:

•                  delivering written notice of revocation of the proxy to our Secretary prior to the Annual Meeting;

•                  executing and delivering a later dated proxy card to our Secretary; or

•                  attending and voting by ballot in person at the Annual Meeting.

You may also vote at the Annual Meeting by following the instructions as described above in Voting in person at the Annual Meeting.

Beneficial Owner of Shares

If your shares are held in a stock brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct the stockholder of record how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction card for your use.

Voting in person at the Annual Meeting — You may vote in person at the Annual Meeting by obtaining a signed “legal proxy” from the record holder (e.g., your broker, bank or nominee) prior to the meeting.

Voting without attending the Annual Meeting — If you sign the accompanying proxy card and return it to the Transfer Agent, your shares will be voted as you direct on the proxy card. Please follow the instructions provided by your broker, bank or nominee. You may vote by mail by completing, signing and dating the voting instruction cards provided by your broker, bank or nominee and mailing them to such entities in the accompanying pre-addressed envelopes.

Changing your vote after returning your proxy card — You may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Annual Meeting by following the instructions as described above in Voting in person at the Annual Meeting.

Required votes to approve each item

Each outstanding share of Common Stock is entitled to one vote on each proposal at the Annual Meeting. All matters require the existence of a quorum at the Annual Meeting. All proposals require an affirmative vote of the majority of shares represented in person or by proxy. Election of Directors is determined by plurality voting. The individual receiving the largest number of votes will be elected.

In voting on Proposal 1, the election of Directors, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. A properly executed proxy marked “ABSTAIN” with respect to any other matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention on Proposal 2 or Proposal 3 will have the effect of a negative vote on that matter. If you are a beneficial owner, shares represented by broker non-votes (when the broker indicates they do not have their customer’s direction on how to vote, nor has discretionary authority on how to vote) will be counted in determining whether there is a quorum but will not be counted as votes cast on any matter.

Inspector of elections

Our Executive Vice President, General Counsel and Secretary, John M. Perisich, will act as Inspector of Elections and oversee the voting results. The Inspector of Elections will also determine the presence of a quorum.

Voting results of the Annual Meeting

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on a Form 8-K filing with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting.

Board recommendations

The Board recommends a vote:

•                  FOR Proposal No. 1 to elect Mr. Tinstman as a Class C Director.

•                  FOR Proposal No. 2, the advisory, non-binding vote approving the Company’s executive compensation program.

•                  FOR Proposal No. 3 to ratify the appointment of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Unless you give other instructions on your proxy card, the individual(s) named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board.

Expense of soliciting proxies

We will pay the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity or by a proxy solicitation firm. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders.

Stockholder proposal deadline for the 2015 Annual Meeting

The rules of the SEC establish the eligibility requirements and the procedures that must be followed for inclusion of a stockholder’s proposal in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in our 2015 proxy materials must be received on or before the close of business on the day that is 120 days prior to April 8, 2015. Proposals for inclusion in our 2015 proxy materials must comply with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition to the requirements of the SEC, our Amended and Restated Bylaws (“Bylaws”) provide that in order for a proposal to be properly brought before an Annual Meeting of Stockholders, it must be either: (1) specified in the notice of the meeting given by us, (2) otherwise brought before the meeting by or at the direction of our Board, or (3) properly brought before the meeting by a stockholder entitled to vote at the meeting and who complies with the following notice procedures: (i) the stockholder must give timely notice thereof in writing of the business to be brought before such meeting to our Secretary, and (ii) such business must be a proper matter for stockholder action under the Delaware General Corporation Law. Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 45 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the subsequent year’s Annual Meeting of Stockholders is changed by more than 30 days from the date of the prior year’s meeting, notice by the stockholder for the subsequent year’s Annual Meeting must be delivered to our Secretary within a “reasonable time” prior to our mailing of the proxy materials for the subsequent year’s Annual Meeting of Stockholders. We expect to announce the date of the 2015 Annual Meeting of Stockholders in early 2015.

If a stockholder proposes to nominate for election or reelection a director, the stockholder’s notice must include all information relating to such director nominee that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or otherwise required, in each case, pursuant to Regulation 14A and Rule 14a-11 under the Exchange Act.

For any business that a stockholder desires to bring before an annual meeting, the stockholder’s notice must comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and must include the following:

•                  a brief description of the proposal and the reasons for the proposal;

•                  the number of shares of Common Stock which are owned beneficially and of record by such stockholder or such beneficial owner;

•                  a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•                  a representation whether the stockholder or the beneficial owner intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Any stockholder who intends to present a proposal at the 2015 Annual Meeting of Stockholders must send the proposal via standard mail, overnight delivery or other courier service, to Primoris Services Corporation, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201, Attention: Secretary.

The Nominating and Corporate Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Secretary, Primoris Services Corporation, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201.

The Nominating and Corporate Governance Committee will evaluate recommendations for Director nominees submitted by Directors, management or qualifying stockholders in the same manner, using the criteria stated above. All Directors and Director nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. At the discretion of the Committee, the process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

Information about Primoris Services Corporation

We maintain a corporate website at www.prim.com. Visitors to the Investor Relations section of our website can view and print copies of our SEC filings, including this Proxy Statement and Forms 10-K, 10-Q and 8-K. Copies of the charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and our Code of Ethics, are also available through our website. Alternatively, stockholders may obtain, without charge, copies of all of these documents by writing to Investor Relations at the Company’s headquarters. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Documents not incorporated by reference into this Proxy Statement

The Audit Committee Report and the Compensation Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically, and in writing, incorporate such information by reference.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1—ELECTION OF DIRECTOR

(Item 1 on Proxy Card)

General Information

We currently have a classified Board consisting of eight members.  Five of our Directors are independent Directors as determined under NASDAQ listing rules. Our Directors are divided into three classes (Class A, Class B and Class C). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class C Directors Robert A. Tinstman, Eric S. Rosenfeld and Michael D. Killgore expire at the upcoming 2014 Annual Meeting.

In February 2014, the Board of Directors’ Nominating and Corporate Governance Committee recommended to the Board that the size of the Board be reduced from eight members to six members, effective with the 2014 Annual Meeting. The Committee also recommended to the Board the nomination of Robert A. Tinstman for re-election as a Class C Director for a three-year term expiring at the 2017 Annual Meeting, or until his successor is elected and qualified or his earlier death, resignation or removal. These recommendations were adopted unanimously by the Board. If Mr. Tinstman becomes unavailable for any reason, or if any vacancy occurs before the election at the 2014 Annual Meeting (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board may designate. At the upcoming 2014 Annual Meeting, two current Directors, Eric S. Rosenfeld and Michael D. Killgore, will step down from the Board. At that time, four of the six members of the Board will continue to be independent Directors.

The nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a quorum is present and voting, the nominee receiving the highest number of votes will be elected as a Class C Director. Abstentions and broker non-votes have no effect on the result of the vote; however, abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ROBERT A. TINSTMAN AS THE CLASS C DIRECTOR TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2017 OR UNTIL HIS RESPECTIVE SUCCESSOR IS DULY ELECTED AND QUALIFIED OR UPON HIS EARLIER DEATH, RESIGNATION OR REMOVAL.

Information Regarding Directors and Director Nominees

The following table sets forth information regarding our current Directors, including the Class C Director nominee up for election at the Annual Meeting. There are no family relationships among any Directors, nominees or named executive officers of the Company. To our knowledge, there are no material proceedings to which any Director or executive officer is a party adverse to the Company or has a material interest adverse to the Company.

Name	Position with our Company	Age	Director Since
Class C Directors whose terms will expire at the 2014 Annual Meeting, with Robert A. Tinstman being re-nominated for a term ending at the 2017 Annual Meeting:
Eric S. Rosenfeld	Independent Director	56	2006
Michael D. Killgore	Director, Executive Vice President and Director of Construction Services	57	2010
Robert A. Tinstman	Independent Director	67	2010

Class A Directors whose terms will expire at the 2015 Annual Meeting:
Brian Pratt	Director, Chairman of the Board, Chief Executive Officer and President	62	2008
Thomas E. Tucker	Independent Director	71	2008
Peter C. Brown	Independent Director	70	2009

Class B Directors whose terms will expire at the 2016 Annual Meeting:
Stephen C. Cook	Independent Lead Director	64	2008
Peter J. Moerbeek	Director, Executive Vice President, Chief Financial Officer	66	2008

The person(s) named in the enclosed proxy card will vote to elect Robert A. Tinstman as the Class C Director, unless you withhold this authority to vote for the election of the nominee by marking the proxy to that effect.

Director Biographies and Special Skills

Nominee whose Term Expires at the 2014 Annual Meeting (Class C)

ROBERT A. TINSTMAN was appointed a Director on December 18, 2009. Mr. Tinstman was the former president of Tinstman and Associates, LLC. From 1974 to 1999, Mr. Tinstman was employed by Morrison Knudsen and served as its President/Chief Executive Officer for the period 1995 to 1999. Mr. Tinstman was the Executive Chairman of James Construction Group from 2002 to 2007. Mr. Tinstman is a registered Professional Engineer in the state of Idaho. He graduated from University of Wisconsin, Platteville, with a B.S., Mining Engineering in 1968.

Mr. Tinstman is also a director on the following public company boards: IDA CORP, Inc., where he is chairman of the board; Home Federal Bancorp, where he is a member of the audit committee and chairman of the compensation committee; and CNA Surety, where he was a member of the audit committee and chairman of the compensation committee until June 2011.

We believe that Mr. Tinstman’s qualifications to serve on our Board include his experience as President and Chief Executive Officer of one of the largest construction companies in the United States, as well as his wealth of knowledge of business systems and construction operations. The Board determined that Mr. Tinstman meets the NASDAQ rules for independence and is therefore an independent Director.

Directors with Terms Expiring at the 2015 Annual Meeting (Class A)

BRIAN PRATT has been a Director and our Chairman, as well as our President and Chief Executive Officer, since July 2008. Mr. Pratt directs strategy, establishes goals and oversees our operations. Since 1983, he served as the President, Chief Executive Officer and Chairman of the Board of Primoris and its predecessor, ARB, Inc., a California corporation. Prior to July 2008, Mr. Pratt was the majority owner of Primoris. Mr. Pratt has over 35 years of hands-on operations and management experience in the construction industry. Mr. Pratt completed four years of courses in Civil Engineering at California Polytechnic College in Pomona, California.

Mr. Pratt has an intimate knowledge of our business, employees, culture, competitors and the effect on our business of various government policies. We believe that his long history and experience with Primoris, his significant ownership position in the Company and his in-depth knowledge of the construction industry demonstrate that Mr. Pratt is well qualified to serve on our Board.

THOMAS E. TUCKER has served as one of our Directors since July 2008. He is currently Chairman of Pennhill Land Company, a real estate development and investment company, where he has worked since he founded the company in 1983. He served as a board member of RSI Holding Corporation, a privately held national manufacturer of cabinets for homes, from 2002 to November 2008. Prior to that, he served as an advisory board member of ORCO Block Company, a Southern California manufacturer of block products, and Gemini Investors, a Boston based Investment Capital firm. Mr. Tucker also serves as a board member of the Segerstrom Center for the Arts in Orange County, California. Mr. Tucker received a B.S. in Business from the University of Southern California.

We believe that Mr. Tucker’s experience as a founder and executive officer of a large real estate development company, his expertise in the real estate development business and his directorships of both private and public companies qualify him to serve on our Board. The Board determined that Mr. Tucker meets the NASDAQ rules for independence and is therefore an independent Director.

PETER C. BROWN joined our Board on February 6, 2009. He has served from 1974 to 2005 as President at Brown Armstrong Accountancy Corporation, a regional provider of tax, audit, consulting and business services headquartered in Bakersfield, California and is a retired partner. Mr. Brown received a B.S. in Accounting from the University of Arizona. He is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

We believe that Mr. Brown’s qualifications to serve on our Board include his in-depth knowledge and understanding of generally accepted accounting principles, his background in taxation regulations, experience in preparing, auditing and analyzing financials statements and understanding of the responsibilities and functions of audit committees. The Board determined that Mr. Brown meets the NASDAQ rules for independence and is therefore an independent Director.

Directors with Terms Expiring at the 2016 Annual Meeting (Class B)

STEPHEN C. COOK has served as one of our Directors since July 2008 and in May 2010 was appointed by the Board as Lead Director of the Company. Since 1990 he has served as President and principal stockholder of Fieldstone Partners, a Houston, Texas-based investment banking firm, focused primarily on corporate merger and acquisition advisory services. He has over 30 years of experience in the investment banking business, including 10 years with Rotan Mosle, Inc., a Texas-based regional investment firm and underwriter where he served as co-head of the corporate finance department and as a director of the firm. Mr. Cook received an A.B. in Economics from Princeton University and an M.B.A. from Harvard Business School.

We believe that Mr. Cook’s qualifications to serve on our Board include his business and investment banking experience and his wealth of knowledge of mergers and acquisitions. The Board has determined that Mr. Cook meets the NASDAQ rules for independence and is therefore an independent Director.

PETER J. MOERBEEK was named our Executive Vice President, Chief Financial Officer effective February 6, 2009. He has served as one of our Directors since July 2008 and was Chairman of the Audit Committee until February 2009. From 2006 through February 2009, he was the Chief Executive Officer and a founder of a private equity-funded company engaged in the acquisition and operation of water and wastewater utilities. From August 1995 to June 2006, Mr. Moerbeek held several positions with publicly traded Southwest Water Company, a California based company which provides water and wastewater services, including director from 2001 to 2006; President and Chief Operating Officer from 2004 to 2006; President of the Services Group from 1997 to 2006; Secretary from 1995 to 2004; and Chief Financial Officer from 1995 to 2002. From 1989 to 1995, Mr. Moerbeek was the Vice President of Finance and Operations for publicly traded Pico Products, Inc., a manufacturer and distributor of cable television equipment. Mr. Moerbeek received a B.S. in Electrical Engineering and an MBA from the University of Washington and is a licensed certified public accountant.

We believe that Mr. Moerbeek’s qualifications to serve on our Board include his experience as the chief operating officer and the chief financial officer of a NASDAQ listed company, as well as his in-depth knowledge and understanding of generally accepted accounting principles, experience in analyzing financial statements, understanding of internal control over financial reporting and his understanding and knowledge of public company rules and regulations.

PROPOSAL 2

TO PROVIDE A NON-BINDING ADVISORY VOTE

APPROVING THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM

(Item 2 on Proxy Card)

We believe that our compensation policies and procedures are competitive and strongly aligned with the long-term interest of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay”, gives you as a stockholder the opportunity to endorse or withhold endorsement of the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2014 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussions).”

Stockholders are encouraged to carefully review the “EXECUTIVE COMPENSATION” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote in making future decisions about executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE ADVISORY (NON-BINDING) PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on Proxy Card)

General

We are asking the stockholders to ratify the Audit Committee’s appointment of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. If the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A Moss Adams, LLP representative is expected to attend the 2014 Annual Meeting of the Stockholders. He will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to approve the ratification of the appointment of Moss Adams, LLP as our independent registered public accounting firm for 2014.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Independent Registered Public Accounting Firm Fees and Services

All fees billed by Moss Adams, LLP, have been approved in advance by the Audit Committee of the Board of Directors. The following is a summary of the fees billed for professional services for the fiscal years ended December 31, 2013 and 2012:

Fee Category	Calendar Year 2013 Fees	Calendar Year 2012 Fees
Audit Fees (1)	$686,000	$665,000
Audit Related Fees (2)	180,000	147,500
Tax Fees (3)	88,000	101,500

Total Fees	$954,000	$914,000

(1)                         Fees for audit services consist of the fees associated with the annual audit, for quarterly SAS 100 reviews and reviews of our Quarterly Reports on Form 10-Q.

(2)                         Audit related fees include proxy filings, registration statements and standalone audits for Primoris subsidiaries.

(3)                         Tax fees include professional services rendered for tax compliance (preparation and review of tax returns), tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures regarding the pre-approval of the performance by Moss Adams, LLP of certain audit and non-audit services. Moss Adams, LLP has been instructed to obtain advance approval of any other services, except as may otherwise be provided by law or regulation. All services listed above were approved in advance by the Audit Committee.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act or the Securities Exchange Act, except to the extent we specifically incorporate this report by reference.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the integrity of our financial statements, (ii) the independent registered public accounting firm’s qualifications, independence and performance, (iii) our accounting and financial reporting processes, (iv) our compliance with financial legal and regulatory requirements, and (v) the audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

Management has the primary responsibility for the preparation of the financial statements and the reporting process. Our management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2013 were prepared in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies that were applied in the preparation of our consolidated financial statements. The Audit Committee also discussed with management the process for certifications by our Chief Executive Officer and our Executive Vice President, Chief Financial Officer. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management. The Audit Committee also evaluated whether the independent registered public accounting firm’s provision of non-audit services to us was compatible with the auditor’s independence and determined it was compatible.

The Board determined that the Audit Committee members meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable NASDAQ independence rules.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Peter C. Brown (Chairman)

Stephen C. Cook

Thomas E. Tucker

CORPORATE GOVERNANCE

We believe that effective corporate governance is an important element of our long-term success and ability to create value for our stockholders. Our Board periodically reviews our existing corporate governance policies and practices, as well as related provisions of the Sarbanes-Oxley Act of 2002, current and proposed rules of the SEC, and the corporate governance requirements of NASDAQ. Based on its review, the Board has approved charters, policies, procedures and controls that we believe promote and enhance our corporate governance, accountability and responsibility and promote a culture of honesty and integrity.

Charters for each of our Board committees are available on the Investor Relations section of our website at www.prim.com, and copies are available free of charge upon request to our Secretary at Primoris Services Corporation, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201.

Board Independence

The listing standards of NASDAQ require that companies have a board of directors with at least a majority of independent directors. Determining director independence requires that the Board affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To assist it in making independence determinations, the Board has adopted independence standards, which include the standards required by NASDAQ for independent directors. Under these standards, a director is not independent if:

•                  The director is, or has been within the last three years, one of our or our subsidiaries’ employees, or the director has an immediate family member who is, or has been within the last three years, one of our executive officers;

•                  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in compensation from us (other than compensation for Board or Committee service, compensation to a family member who is an employee but not an executive officer, or benefits under a tax-qualified retirement plan or non-discretionary compensation);

•                  The director is, or has a family member that is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current year or in any of the last three years, that exceed 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is greater, other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

•                  The director, or an immediate family member, is currently employed, or has been employed within the last three years, as an executive officer of another company where any of our present executive officers serves or has served on that company’s compensation committee; or

•                  The director is, or has a family member, that is a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

On the basis of the Board independence standards identified above, and such other factors as the Board may consider from time to time, the Board has affirmatively determined that Messrs. Brown, Cook, Rosenfeld, Tinstman and Tucker are independent.

Board Structure and Committee Composition

The Board has: (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee and (iv) a Succession Planning Committee. The Board and its Committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time, as appropriate. During 2013, the Board held a total of six meetings, the Audit Committee held four meetings, the Compensation Committee held seven meetings, the Nominating and Corporate Governance Committee held two meetings and the Succession Planning Committee held two meetings. The independent Directors meet in executive session at meetings of the Board and Committees as necessary. During the Board meetings, all of the independent Directors met in executive session without any management members four times during 2013.

Mr. Pratt, our Chief Executive Officer also serves as the Chairman of the Board. The Board believes that as a result of his significant ownership of Primoris stock and his knowledge of the strategy and business of the Company and the predecessor companies as Chief Executive Officer since 1983, there is no benefit to be derived by separating the positions of Chairman and Chief Executive Officer. As the Company continues to grow, the Board will review the advisability of separating the two positions. In May 2010, Mr. Cook was appointed by the Board as the Lead Director, responsible for chairing the Board meetings in the absence of the Chairman, chairing executive sessions of independent Directors, acting as the principal liaison between the Chairman and the independent Directors and serving as the contact Director for stockholders.

The Board and the Compensation Committee do not make decisions regarding an executive officer’s compensation in the presence of such executive officer. The compensation of our Chief Executive Officer and all other executive officers is determined or recommended to the Board of Directors for determination by independent Directors constituting a majority of the Board of Directors’ independent Directors in a vote in which only independent Directors participate.

Director nominees are selected or recommended for the Board of Directors’ selection by independent Directors constituting a majority of the Board of Directors’ independent Directors in a vote in which only independent Directors participate and which takes place during executive sessions of independent Board members.

Other than one meeting Mr. Rosenfeld could not attend, each Director attended all Board meetings held in 2013. In addition, each Director attended all of the meetings held by all Board committees on which such person served (during the periods that such person served).

Each Board committee operates under a written charter adopted by the Board. The Board committee charters are available on the investor relations section of our website at www.prim.com.

The members of the Board committees are identified in the following table:

Director (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Succession Planning Committee
Brian Pratt			X	X
Eric S. Rosenfeld			X
Stephen C. Cook	X	Chair		X
Thomas E. Tucker	X		Chair
Peter C. Brown	Chair	X
Robert A. Tinstman		X		Chair

(1)         Messrs. Brown, Cook, Rosenfeld, Tinstman and Tucker are independent Directors.

Audit Committee

The Audit Committee consists of three persons, all of whom are independent under the NASDAQ listing standards. Members of the Audit Committee must also satisfy additional SEC independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than compensation in their capacity as Director, or otherwise be an “affiliated person” of us. The Board has determined that Audit Committee members Messrs. Brown, Cook and Tucker all satisfy the applicable SEC independence requirements. The Board has also determined that each member of our Audit Committee qualifies as independent under Rule 10A-3 of the Exchange Act.

The Audit Committee oversees our accounting and financial reporting processes, internal control systems, independent auditor relationships and the audits of our financial statements. Among other matters, the Audit Committee’s responsibilities include the following:

•                  Selecting and hiring our independent registered public accounting firm;

•                  Evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•                  Reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•                  Reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;

•                  Overseeing the administration of management’s process for the design, review of adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•                  Reviewing management’s assessment of internal control and steps taken to monitor and control our exposure to financial risk;

•                  Overseeing the administration of management’s process of reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•                  Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements of accounting matters; and

•                  Reviewing and approving any related party transactions.

Audit Committee Financial Expert.      The Board has also determined that Mr. Brown is the Audit Committee “financial expert” as defined under SEC rules and regulations. Management has the primary responsibility for the preparation of the financial statements and the financial reporting processes of the Company. On a quarterly basis, the independent Audit Committee members meet with the auditors without the presence of management. During these independent sessions, the Committee and the auditors discuss, among other things, the acceptability of the Company’s accounting principles, critical accounting policies and sensitive accounting estimates.

Compensation Committee

The members of the Compensation Committee of the Board are Messrs. Cook (Chairman), Brown and Tinstman. All three of the members of the Compensation Committee meet the independence requirements of NASDAQ listing standards.

The Compensation Committee monitors and assists the Board in determining compensation for our senior management and Directors. The Board and the Compensation Committee do not make decisions regarding an executive officer’s compensation in the presence of such executive officer. After the Compensation Committee analyzes compensation issues related to our Chief Executive Officer and other executive officers, it makes a recommendation to the Board’s independent Directors for determination by independent Directors in a vote in which only independent Directors participate. The Compensation Committee has the following authority and responsibilities, among others, with respect to our Director and executive compensation plans:

•                  Reviewing the goals and objectives of our executive compensation programs and recommending to the Board any changes to these goals and objectives;

•                  Reviewing our executive compensation plans and recommending to the Board the adoption of new plans or amendments to existing plans;

•                  Evaluating annually the performance of the Chief Executive Officer and recommending to the independent members of the Board his or her compensation level based on this evaluation;

•                  Evaluating annually the performance of the other executive officers of the Company and its subsidiaries and recommending to the independent members of the Board the compensation level of each based on this evaluation;

•                  Reviewing and recommending to the independent members of the Board, concurrently with the Board’s Audit Committee, any employment, severance or termination arrangements made with any executive officer of the Company or its subsidiaries; and

•                  Evaluating the appropriate level and types of compensation for Board and Committee service by non-employee Directors and recommending any changes to the Board.

The Compensation Committee has the power to form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittee such power and authority as the Compensation Committee may deem appropriate, provided it does not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may consider the recommendations of our Chief Executive Officer in determining the level of compensation of the executive officers of the Company and its subsidiaries. The Compensation Committee has the authority to retain such independent consultants or advisers as it deems necessary and appropriate, including compensation consultants, to advise it with respect to amounts or forms of executive or Director compensation, and may rely on the integrity and advice of any such advisers. The Compensation Committee also has the sole authority to retain a compensation consultant to assist it in carrying out its responsibilities, including the sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by us, and to terminate any such consultant.

The Committee engaged Pay Governance, LLC as its independent advisor for 2012 and 2013. Prior to their engagement, Pay Governance did not perform any services for the Company. The Committee considered independence factors under Dodd-Frank and NASDAQ rules and concluded that the work performed in 2012 and 2013 by Pay Governance did not present any conflicts of interest.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our Board and any member of the Board of Directors or compensation committee of any other companies, nor has such interlocking relationships existed in the past.

Stockholder Advisory “Say on Pay” Vote

In our 2011 proxy, we indicated that we believed that seeking stockholder approval advisory votes every third year would provide the most efficient form of communication and would lend itself to the long-term nature of the compensation plans for our management. At the 2011 annual meeting, of those votes that expressed a position on the frequency of pay, 76.25% recommended an advisory vote every three years. After deliberation, the Compensation Committee and the Board adopted the position of asking for an advisory vote every three years. This proxy includes Proposal 2, which asks the stockholders for a non-binding advisory vote approving the Company’s executive compensation program at the 2014 Annual Meeting.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Pratt, Rosenfeld and Tucker. On February 26, 2014, the Board appointed Mr. Tucker as chairman of the Committee (“Chairman”). The Board has determined that two of the three members (Messrs. Tucker and Rosenfeld) meet the criteria required under applicable SEC and NASDAQ listing standards for independence. Mr. Pratt is a member of the Committee and is our Chairman of the Board, Chief Executive Officer (“CEO”) and President. The Board has considered the establishment of a Committee consisting of only independent Directors; however, with the significant ownership maintained by our CEO, the Board considers it desirable to continue his membership in the Nominating and Corporate Governance Committee. All recommendations made by the Committee are discussed and approved by a majority of the independent Directors meeting in executive session without management Board members.

The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Directors consistent with criteria established by the Board. After the Nominating and Corporate Governance Committee identifies qualified individuals, it makes a recommendation to the Board’s independent Directors. Director nominees are selected by a majority of the Board’s independent Directors in a vote in which only independent Directors participate. Among other matters, the Committee’s responsibilities include the following:

•                  Evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of Directors to committees of our Board;

•                  Administering a policy for evaluating and considering nominees for election to the Board;

•                  Overseeing the evaluation of our Board as a whole;

•                  Reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

•                  Developing and reviewing our Code of Ethics and assuring that it is appropriate for us.

Selection of Board Nominees

In identifying Board nominees, we may consider individuals who are known to our officers or Directors, or individuals with significant industry or other relevant experience. Following the establishment of our Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee has reviewed the qualifications of potential Director candidates in accordance with its Charter.

The Nominating and Corporate Governance Committee’s consideration of a candidate as a Director includes assessment of the individual’s understanding of our business, the individual’s professional and educational background, skills, expertise, potential time commitment, and other criteria established by the Nominating and Corporate Governance Committee from time to time. To provide such a contribution to us, a Director must generally possess one or more of the following, in addition to personal and professional integrity:

•                  Experience in corporate management;

•                  Experience in our industry;

•                  Experience as a board member or officer of a publicly held company;

•                  Experience in financial and accounting matters;

•                  Diversity of expertise and experience in substantive matters related to our business; and

•                  Practical and mature business judgment.

The Nominating and Corporate Governance Committee has adopted its own procedures for evaluating the suitability of potential Director nominees, including qualifications for a “financial expert” and financially literate members for the Audit Committee.

Succession Planning Committee

In May 2011, the Board of Directors established a Succession Planning Committee and appointed Mr. Tinstman as Committee Chair with Mr. Pratt, our CEO, and Mr. Cook, our independent Lead Director, as members. The purpose of the Committee is to coordinate the efforts of the Board and executive management in establishing the processes, procedures and practices that the Board and management will use to meet their succession planning responsibilities, including succession with respect to the position of CEO. In addition, the Committee has established contingency plans for the departure, death or disability of our CEO.

Board Role in Risk Oversight

Our Board is responsible for oversight of our Company’s risks. As with all companies, and especially with construction companies, we face a variety of risks in our business. Many of these risks have been discussed in Item 1A, “Risk Factors” in our Annual Report on Form 10-K, as filed with the SEC on March 3, 2014.

The Board believes that having a system in place for risk management and implementing strategies responsive to our risk profile and exposures is the best way to identify in a timely manner specific material risks, but we can give no assurances that we will be able to identify or mitigate all possible risks in advance. In order to more efficiently provide oversight of these material risks, the Board has designated certain risk oversight responsibilities to relevant Board committees. The Audit Committee has the direct responsibility for risk oversight relating to accounting matters, financial reporting, enterprise, legal and compliance risks. To assist in this risk oversight function, the Audit Committee obtains assistance from the following: (1) our Chief Financial Officer, who is responsible for managing our risk management function, (2) our General Counsel, who is responsible for the Company’s third party insurance programs and (3) our independent registered public accounting firm. The Audit Committee meets periodically with management and the independent auditors to review financial exposures. The Compensation Committee is responsible for risks related to employment policies and our compensation and benefits systems. The Nominating and Corporate Governance Committee oversees risks associated with our Code of Conduct, including compliance with listing standards for independent Directors and committee assignments. The committee chairmen report any risk-related matters to the full Board at the next Board meeting and special meetings of the Board, if necessary.

While the Board is responsible for risk oversight, the day-to-day risk management is the responsibility of the operating management and executive officers. Our executive officers maintain a significant ownership interest which results in an increased level of awareness of the need of risk management and risk oversight for the long-term benefit of the Company.

Code of Ethics

The Company has a Code of Ethics that complies with the rules and regulations adopted by the SEC and NASDAQ listing standards and are applicable to all of our Directors, officers and employees. The Code of Ethics is available on the Investor Relations section of our website at www.prim.com. We intend to post amendments to, or waivers, if any, from our Code of Ethics (to the extent applicable to our Directors or Chief Executive Officer, Principal Financial Officer, or Principal Accounting Officer) at this location on our website. Among other matters, this Code of Ethics is designed to promote:

•                  Honest and ethical conduct;

•                  Avoidance of conflicts of interest;

•                  Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•                  Compliance with applicable governmental laws and regulations and stock exchange rules;

•                  Prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•                  Accountability for adherence to the Code of Ethics.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Directors are strongly encouraged to attend our Annual Meetings of Stockholders, and we currently expect all of our Directors to be in attendance at the Annual Meeting on May 2, 2014. All the Directors were in attendance at the 2013 Annual Meeting.

Stockholder Communications with the Board of Directors

Stockholders may communicate with any of our Directors, either individually or as a group, by writing to them at Primoris Services Corporation, c/o Secretary, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board or any specific committee member, as indicated in the correspondence, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy requiring review, approval and ratification of any related party transaction. All related party transactions may be consummated and continued only if the Audit Committee has approved or ratified such transaction after a review of the relevant facts and circumstances.

The following is a description of related party transactions to which we have been a party, in which the amount involved exceeded $120,000, other than compensation and employment arrangements described elsewhere in this Proxy Statement. The descriptions are for the periods during 2011, 2012, 2013 and during the current period. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions with independent third parties.

From time to time we have entered into various transactions with Stockdale Investment Group, Inc. (“SIGI”). Our majority stockholder, Chief Executive Officer, President and Chairman of the Board, Brian Pratt, also holds a majority interest in SIGI and is the chairman, president and chief executive officer and a director of SIGI. John M. Perisich, our Executive Vice President, General Counsel and Secretary, is secretary of SIGI. During 2013 and the current period, we continued with the following related party transactions:

The Company leases properties from SIGI at the following locations:

1.              Bakersfield, California (lease expires October 2022);

2.              Pittsburg, California (lease expires April 2023);

3.              San Dimas, California (lease expires March 2019); and

4.              Pasadena, Texas (leases expire in July 2019 and 2021).

During the years ended December 31, 2013, 2012 and 2011, the Company paid $907,000, $929,000 and $910,000, respectively, in lease payments to SIGI for the use of these properties.

The Company entered into a $6.1 million agreement in 2010 to construct a wastewater facility for Pluris, LLC, a private company in which Brian Pratt holds a majority interest. The project was substantially completed in December 2011. The Company recognized no revenues or profits in 2013 and recognized revenues of $362,000 and $5,680,000 in 2012 and 2011, respectively, at normal margins.

Primoris leases a property from Roger Newnham, a former owner and current employee of our subsidiary, OnQuest Canada, ULC.  The property is located in Calgary, Canada.  During the years ended December 31, 2013, 2012 and 2011 Primoris paid $295,000, $292,000 and $277,000, respectively, in lease payments to Mr. Newnham. The current term of the lease is through December 31, 2014.

Primoris leases a property from Lemmie Rockford, a former owner of Rockford, which commenced November 1, 2011.  The property is located in Toledo, Washington.  During the years ended December 31, 2013, 2012 and 2011, Primoris paid $90,000 each year in lease payments to Mr. Rockford.  The lease expires on January 15, 2015.

As a result of the November 2012 acquisition of Q3 Contracting, Inc., the Company became party to leased property from Quality RE Partners, owned by three of the Q3 Contracting selling shareholders, of whom two are current employees, including Jay Osborn, President of Q3 Contracting.  The property is located in Little Canada, Minnesota.  During the years ended December 31, 2013 and 2012, the Company paid $264,000 and $31,000, respectively, in lease payments to Quality RE Partners.  The lease expires on October 27, 2022.

DIRECTOR COMPENSATION

Directors who also are employees of the Company or any of its subsidiaries do not receive additional compensation for serving as Directors. Compensation for employee Directors is determined by the Board’s Compensation Committee and is discussed further in the Compensation Discussion and Analysis section of this proxy.

From July 2008 through April 2011, compensation for independent Directors was paid in cash. At a meeting on May 6, 2011, the Board adopted changes to the compensation program for the independent Directors based on a recommendation by the Compensation Committee. The changes were the result of Compensation Committee deliberations including information provided by an independent consulting firm. As part of its annual review of Director compensation, the Compensation Committee recommended that for 2013, Director compensation would remain at the levels established in 2011.

Current compensation includes the following components:

•                  Cash payments of $27,500 made for the second and fourth calendar quarters of each year.

•                  In lieu of cash payments for the first and third calendar quarters of each year, the Directors are issued Common Stock with an approximate aggregate value of $36,667 each. The Common Stock cannot be traded for a period of one year from the date of issuance. The number of shares is determined using the average of the closing prices of the Company’s Common Stock on NASDAQ for the one-month period prior to the beginning of the quarter. The shares are issued pursuant to the Primoris 2013 Equity Incentive Plan (see “2013 Equity Incentive Plan” on page 34 below).

•                  Additional annual cash compensation as follows:

•                  $20,000 to the Chairman of the Audit Committee;

•                  $15,000 to the Chairman of the Compensation Committee; and

•                  $15,000 to the non-employee chairman of any other committees established by the Board of Directors.

In addition, Directors are reimbursed for expenses incurred in connection with Board and Board Committee meetings and assignments.

The table below details the compensation earned by our non-employee Directors in 2013.

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Peter C. Brown	$75,000	$85,352	$—	$160,352
Stephen C. Cook	$70,000	$85,352	$—	$155,352
Eric S. Rosenfeld	$55,000	$85,352	$—	$140,352
Robert A. Tinstman	$70,000	$85,352	$—	$155,352
Thomas E. Tucker	$55,000	$85,352	$—	$140,352

(1)         The non-employee Directors were each issued 2,496 shares of Common Stock in March 2013 and 1,822 shares in August 2013. The shares were issued under the Equity Plan and are subject to a one-year contractual holding requirement. The aggregate market value of the shares on the date received was $85,352 for 2013. The Company has never issued stock options as Director compensation and there were no outstanding equity awards as of April       , 2014.

STOCK OWNERSHIP

Security Ownership of 5% or Greater Stockholders, Directors, Director Nominees and Executive Officers

The following table sets forth information with respect to beneficial ownership of Common Stock for (a) those persons known by management of the Company to beneficially own 5% or more of our Common Stock (other than executives and Directors), (b) each Director and Director nominee, (c) the Named Executive Officers listed in the Summary Compensation Table under “Executive Compensation” (which includes (i) our current Chief Executive Officer, (ii) our current Chief Financial Officer, (iii) our two other executive officers and (iv) our two most highly compensated employees who are not executive officers.), and (d) all of our executive officers and Directors as a group. The information for the officers and Directors is provided as of April 8, 2014 and the information for 5% or more stockholders is as of the most recent filing with the SEC. The Company is not aware of any arrangement or pledge of Common Stock that could result in a change of control of the Company.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, the persons named in the table have “sole voting and investment power” and “shared voting and investment power”, with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding(2)
5% or Greater Stockholders (other than executives and Directors):
None
Named Executive Officers and Directors:
Brian Pratt (3)	12,033,828	23.30%
Scott E. Summers (4)	773,058	1.50%
Michael D. Killgore	338,649	*
Timothy R. Healy	280,257	*
John M. Perisich (5)	147,478	*
Eric S. Rosenfeld	43,083	*
Peter J. Moerbeek	35,569	*
Thomas E. Tucker (6)	18,264	*
Peter C. Brown	14,093	*
Robert A. Tinstman	14,093	*
Stephen C. Cook	10,293	*
All Directors, nominees and executive officers as a group (12 individuals)	13,708,665	26.54%

*                                    Indicates beneficial ownership of less than one percent of total outstanding Common Stock.

(1)                             This table lists voting securities, including shares held of record, shares held by a bank, broker or nominee for the person’s interest and shares held through family trust arrangements.

(2)                             For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group plus the number of shares of Common Stock that such person or group has the right to acquire on or within 60 days after April 8, 2014 divided by the sum of the 51,655,224 shares of Common Stock outstanding on April 8, 2014, plus the number of shares of Common Stock that such person or group has the right to acquire on or within 60 days after April 8, 2014.

(3)                             Includes 11,936,018 shares of Common Stock held directly by Brian Pratt and indirectly by Barbara Pratt, as the spouse of Mr. Pratt, and 97,810 shares of Common Stock owned directly by Ms. Pratt and indirectly by Mr. Pratt.

(4)                             Represents 3,091 shares of Common Stock owned directly by Scott E. Summers and 769,967 shares of Common Stock owned directly by the Summers Family Trust, and indirectly by Scott E. Summers, as trustee of the trust.

(5)                             Represents 147,478 shares of Common Stock owned directly by the Perisich Family Trust dated July 11, 2007 and indirectly by John M. Perisich, as trustee of the trust.

(6)                             Includes 11,093 shares of Common Stock held directly by Thomas E. Tucker, 4,035 shares of Common Stock held by the Tucker Family Trust U/A dated 12/21/1998, a revocable trust, of which Thomas E. Tucker is a trustee and beneficiary, 303 shares of Common Stock held by SaraJen Capital, LLC. a California Limited Liability Company, of which Mr. Tucker is a one-third member and sole manager with full dispositive power over such shares, and 2,833 shares of Common Stock held by Josephine Tucker-Arenson TTEE U/A DTD 4-30-1996, of which Mr. Tucker holds power of attorney.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, Directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of securities ownership and changes in ownership with the SEC.

As of the date of this Proxy Statement, and based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and Directors, we believe that all reports needed to be filed by current Section 16 reporting persons were timely filed for the year ended December 31, 2013, with the exception of one Form 4 for Eric Rosenfeld covering one transaction for 30,000 shares of stock, which was inadvertently not filed on a timely basis, and one Form 4 for Thomas E. Tucker which was a correction of a prior transaction for 2,965 shares of stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains the Compensation Committee of the Board of Directors oversight of our executive compensation program and discusses compensation earned by the following executive officers who are considered “Named Executive Officers”: (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) two other executive officers, and (iv) our two most highly compensated employees who are not executive officers. For 2013, our Named Executive Officers were:

•                  Brian Pratt, 62, Chairman of the Board, Chief Executive Officer and President;

•                  Peter J. Moerbeek, 66, Executive Vice President, Chief Financial Officer;

•                  Michael D. Killgore, 57, Executive Vice President, Director of Construction Services;

•                  John M. Perisich, 49, Executive Vice President, General Counsel and Secretary;

•                  Scott E. Summers, 55, Co-President,  ARB, Inc. (Underground); and

•                  Timothy R. Healy, 54, Co-President, ARB, Inc. (Industrial).

At December 31, 2013, the first four individuals listed were the only executive officers of the Company.

Our management compensation programs apply broadly to all officers and management persons at the Company with modifications to reflect the different management levels and types of responsibilities. The Company’s goal is to align compensation so that all management is committed to the Company’s corporate objectives of achieving both near- and long-term profitable growth.

In overseeing the executive compensation policies and practices for the Company, the Compensation Committee recognizes several unique cultural elements associated with the transition of a successful privately owned company to a successful publicly traded company. Our present CEO became majority owner of the private company in 1983 and has served as CEO since that time.  In July 2008 just prior to the time that we became a publicly traded company, ownership was held by 42 employees, directors and associates, all of whom had purchased their ownership interest. Many of these former owners remain executives and managers at this time. This ownership has helped to align the interests of the Company’s executives and managers with those of our stockholders.  For example, the ownership culture has emphasized a focus on the continuing strength of our balance sheet, as reflected by such metrics as tangible net worth and cash collected, as well as on earnings.

Prior to becoming a public company, it was our practice to provide annual discretionary bonus awards based on overall financial and non-financial performance. These discretionary awards were not tied to attaining a specific financial result; that is, there was no mathematical formula for determining bonus amounts. To date, the Compensation Committee has retained the program in place at the time we became a public company. As discussed below, the Compensation Committee reviews salary and annual bonus amounts compared to salary and bonus levels of prior years and the Company’s overall performance.

To help maintain the ownership culture, the Compensation Committee has approved the following:

•                  For significant acquisitions, the issuance of shares as part of the purchase price, especially to owners who will continue as Company employees;

•                  Grant of 100,000 Restricted Stock Units (“RSU”) vesting over a four year period to our CFO; and

•                  Issuing of discounted shares to executives and managers as part of our Long-term Retention Plan (“LTR Plan”).

Based on our financial performance since becoming a public company and the fact that there has been minimal turn-over at the senior and executive management levels of the Company, we believe that our current compensation practices and ownership culture has served us and our stockholders well.

The Compensation Committee recognizes that as the Company grows, as some executives roles change and as new executives are recruited, we may need to consider changes that could align our practices more closely with those of other publicly traded companies. These practices may include establishment of more formulaic annual incentive calculations, a more formulaic total bonus amount and an increased emphasis on equity awards.  In addition, opportunity for equity awards may be required to attract executives.  The Compensation Committee, with the assistance of its independent consultant, continues to monitor the need for changes to the compensation practices that may be aligned more closely with the market practices.  As these changes may occur, the Compensation Committee’s intent is ensuring continuation of the elements of the culture that has led to the Company’s success.

2013 Performance Highlights

To put the compensation decisions in context, the following summarizes the Company’s results for 2013:

•                  Revenues increased by 26.1% from 2012 to a record $1.94 billion and earnings per share improved by $0.25 per share, to $1.35 per share, an increase of 22.7%.

•                  Total stockholder return was 108.4%.  For the five-year period ending December 31, 2013, total stockholder return was in excess of 500%.

•                  Cash flow from operations was $77.7 million and the year-end cash, cash equivalents and short term investment total increased by $53.8 million to $214.8 million.

•                  Tangible net worth increased by $69 million to $233.5 million.

Compensation Philosophy

Our goal is to create an executive compensation program that will adequately reward our executives for their roles in creating both near-term and long-term value for our stockholders without encouraging or rewarding excessive risk. Our Compensation Committee is charged with reviewing our executive officers’ cash compensation and equity holdings to determine whether these provide adequate incentives and motivation to our executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies within our industry. We intend to be competitive with other similarly situated companies in our industry and to attract, retain and motivate key executives.

Processes and Procedures for Determining Executive Compensation

The following describes the roles of the key participants and sources of information in the process of setting compensation.

The Role of the Compensation Committee

The Compensation Committee reviews and approves compensation and benefit policies and objectives, determines whether our officers, Directors and employees are compensated in general according to these objectives, and carries out certain of the Board’s responsibilities relating to the compensation of our executives. The Compensation Committee operates under a charter approved by the Board. All of the Compensation Committee members meet the NASDAQ independence standards, are “Non-employee” Directors as defined by the Exchange Act and are “outside Directors” as defined by Section 162(m) of the Internal Revenue Code.

For our executive’s compensation, the Compensation Committee approves the structure of the compensation program and directly sets compensation for eight of the Company’s senior officers, including all named executive officers. The Compensation Committee is involved in all matters where approval is appropriate for tax or regulatory reasons.

The Role of the Board of Directors

The Board provides final approval of Compensation Committee recommendations for compensation changes for the executive officers. This approval is obtained at an independent Director session without the presence of management Directors.

The Role of Executives

Our Chief Executive Officer is responsible for reviewing the compensation and performance of all the executive officers. He makes recommendations to the Compensation Committee for adjustments in compensation for the executive officers, for discretionary annual short-term bonus amounts and for any other compensation changes including any equity awards. The Compensation Committee relies on the Chief Executive Officer’s recommendations and on its evaluation of current individual and business performance and historical individual and business performance. Our Chief Executive Officer is not present in and does not participate in the discussion of any elements of his compensation with the Compensation Committee.

Our Executive Vice President, Chief Financial Officer facilitates the flow of information among the Company, the compensation consultant and the Compensation Committee. In this role, he communicates with the compensation consultant at the direction of the Compensation Committee.

The Role of External Advisors

The Compensation Committee has engaged Pay Governance, LLC as independent consultants to help it with its responsibilities. Information and advice provided by Pay Governance includes a review and critique of our executive compensation philosophy and strategies; a periodic competitive analysis of competition program design; and presenting updates on market trends. Pay Governance attends Compensation Committee meetings as requested by the Compensation Committee and conducts private meetings with the Compensation Committee without management representatives.

The Role of Benchmarking

We believe that it may be helpful when making compensation-related decisions to be aware of current practices at similarly situated publicly held companies in the engineering, construction and related industries. The Compensation Committee, with assistance from its independent consultant, periodically considers the compensation levels at other companies in our industry. We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us.  In using its collective judgment in setting executive pay, the Compensation Committee may use benchmarking as one consideration; however, at this time the Compensation Committee’s decisions are based primarily on recommendations from our Chief Executive Officer, the Compensation Committee’s evaluation of the executive’s performance, the overall Company performance and our overall compensation strategy. Using proxy information available for 10 publicly traded engineering and construction companies, total 2012 compensation for our top four Company officers is in the lowest quartile compared to total compensation for the top four officers of the following companies: Chicago Bridge & Iron Company, EMCOR Group, Inc., Fluor Corporation, Granite Construction, Inc., KBR, Mastec, Inc., Matrix Service Company, Quanta Services, Inc., Sterling Construction Company, Inc. and Willbros Group, Inc.

Elements of Executive Officer Compensation

The primary elements of our executive officer compensation program are as follows:

•                  Base salary provides a fixed level of cash compensation that recognizes the value of an individual’s role in the Company.  Salary is influenced by the executive’s specific role and responsibilities, the executive’s skill and performance and the executive’s experience. The executives’ compensation has two primary components: salary and the annual long-term retention plan cash and equity. We view the two components of executive compensation as related, but each is a distinct part of overall compensation. Although our Compensation Committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely.

•                  Annual short-term bonuses provide a cash incentive bonus to focus executives on achieving key operational and financial objectives within a yearly time horizon and to provide a reward for annual performance.  We do not have a specific award opportunity target amount.

In 2009, we adopted an initial bonus plan with an elective deferral alternative, and we made significant modifications to the plan in 2010. The current LTR Plan combines elements of an annual bonus and a longer-term equity opportunity with the intent to provide an incentive for continuing employment. Under terms of the LTR Plan, annual bonus amounts are paid over a two-year period with one-half of the amount payable immediately and one-half deferred for one year. The deferred amount is a general obligation of the Company, but provides no interest or other income to the participants. Except in the case of death, disability or involuntary separation from service, the deferred compensation is vested to the participant only if employed by the Company on the payment date of bonus amounts the following year. The amount of compensation deferred under this plan is calculated each year based on the current year bonus amount.  Participation in the LTR Plan is based on the recommendation of a senior manager and approval of the Chief Executive Officer and is elective to each participant. Participants have the ability to voluntarily resign from the plan effective at the end of each calendar year.

For 2013, a total of 257 Company managers and executives participated in the LTR Plan, including all of the named executive officers.

•                  Equity awards provide an opportunity to align the interests of executives with stockholders by linking a portion of the executive’s compensation opportunity to share price performance. Equity awards also help provide long-term accountability for executives by offering opportunity for capital accumulation for executives.

The LTR Plan allows each participant the opportunity to designate an amount of their annual bonus to purchase Company Common Stock at a 25% discount to the average market price of the Company’s shares for the previous month.  The amount designated by each participant can range from 0% to 16.67% of their bonus, but the designation must be made prior to the end of the previous month.  For 2013, the LTR participants were allowed to purchase shares of Common Stock using the average closing price for the month of December 2013, which was $28.76 per share, resulting in LTR Plan shares being purchased at $21.57 per share. Discounted shares issued cannot be sold for six months after issuance. Shares are issued under the provisions of our 2013 Equity Plan which was approved by our stockholders and adopted by the Company on May 3, 2013. A total of 224 LTR Plan participants designated $1,670,704 of their 2013 bonus amount to purchase 77,455 shares of Company stock.

In addition to the LTR Plan, the Compensation Committee considers and approves any recommendations made by the Chief Executive Officer for special equity awards for retention, hiring or other purposes.

•                  Severance benefits enhance our ability to attract and retain executive talent by providing payments and benefits intended to be competitive with our peers.  We currently have no Company-wide severance benefit plans. Additional information is provided in the section entitled “Employment Agreements for Named Executive Officers” of this Compensation Discussion and Analysis.

•                  Benefit plans provide for opportunities to contribute to retirement savings and promote health and wellness.  We have established and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans.  These plans are available to all employees and do not discriminate in favor of executive officers. We may provide some other perquisites to our executives that are not available to our employees generally.

Compensation Committee Pay Decisions

2013 Base Salary Amounts

In accordance with Company practices, base salaries for all employees are reviewed annually in July, subject to terms of employment agreements. The following table shows changes approved by the Compensation Committee which were effective on July 29, 2013:

Name	2013 Base Salary ($)	2012 Base Salary ($)	$ increase
Brian Pratt	600,000	600,000	—
Peter J. Moerbeek	430,000	415,000	15,000
Michael D. Killgore	400,000	385,000	15,000
John M. Perisich	350,000	330,000	20,000
Scott E. Summers	390,000	360,000	30,000
Timothy R. Healy	390,000	360,000	30,000

Annual Short-Term Bonus Amounts

The Compensation Committee recognized that historically there have been no specific targets against which to calculate annual bonus amounts. While the goal of the executive management team is to continue to profitably grow the value of the business over the long term, it has been the Company’s practice not to set specific individual goals for any of the executives at the start of each year. Instead, at the end of the year, the Chief Executive Officer and the Compensation Committee review the overall performance of the Company and the contributions made by the top eight executives.

In determining its recommendations for 2013, the Compensation Committee recognized the Company’s overall performance as summarized in the 2013 Highlights section above, and the Compensation Committee discussed with the Chief Executive Officer the performance of the executive management team. The Compensation Committee then met in executive session to make its recommendations using its professional judgment and experience and a comparison to prior performance and annual award levels.  The Compensation Committee approved overall bonus amounts for the Company and recommended annual bonus amounts for the following executive officers. These recommendations were approved by the independent Directors of the Board, voting in an executive session.

Name	2013 Bonus Amount ($)	2012 Bonus Amount ($)	$ increase
Brian Pratt	500,000	400,000	100,000
Peter J. Moerbeek	375,000	350,000	25,000
Michael D. Killgore	275,000	300,000	(25,000)
John M. Perisich	325,000	300,000	25,000
Scott E. Summers	400,000	375,000	25,000
Timothy R. Healy	475,000	300,000	175,000

Equity Awards

All of the named executive officers are participants at the maximum level in the LTR Plan.  The executives designated $391,667 of their bonus amount to purchase 18,161 shares, representing 23% of the total shares purchased under the LTR Plan.

At the recommendation of the Chief Executive Officer, in keeping with our tradition of encouraging management ownership of Company Common Stock and for retention purposes, the Compensation Committee, and subsequently the Board, approved a grant of 100,000 RSUs to Peter J. Moerbeek, our CFO. Each RSU represents the right to receive one share of Common Stock. The RSUs were awarded on May 3, 2013 and had a market value of $21.98 per RSU on the grant date. Under the award, 25,000 RSUs will vest annually beginning on April 30, 2014 and ending April 30, 2017. None of the RSUs were vested at March xx, 2014. In the event of termination not for cause, disability, death or on a change of control, as these terms are defined in the RSU agreement, vesting will be accelerated. Additional RSUs will be earned for accrued dividends for vested units.

CEO Pay Decision for 2013

The Compensation Committee evaluated the performance of Mr. Pratt and determined that it was appropriate to increase both his salary and annual bonus amounts.  At his request, the Compensation Committee agreed to defer a salary increase in 2013 and increase the amount of his annual bonus amount. The Compensation Committee recognizes that Mr. Pratt’s compensation is significantly below that of his peers, especially in light of his performance in 2013. The Compensation Committee is aware of the benefit, including dividends, which he receives from his large equity ownership position.  At some future date, the Compensation Committee may determine to significantly increase Mr. Pratt’s compensation to reflect market conditions.

Other Compensation Items

Pay Recoupment (Clawback) Policy

For any participant who is determined by the Board to be an “Executive Officer”, the following applies: If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. The Board has sole discretion to make any and all decisions under this policy.

Risk Assessment

The Compensation Committee considered the risks associated with the Company’s compensation policies and practices for executive officers and determined that it did not identify any risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the following considerations:

•                  Extensive stock ownership by the executive management team.

•                  Conservative amount of the discretionary annual incentive compensation.

•                  Balanced approach to viewing Company performance and determining bonuses.

•                  Long-term nature of the executive team evidenced by negligible turn-over in executive management over time.

Executive Ownership Guidelines

We encourage our executives to own Company Common Stock because we believe that stock ownership provides a strong alignment of interests between executives and stockholders. Because most of our executives were significant owners in our predecessor companies or acquired significant stock ownership at the time of an acquisition, the Compensation Committee does not believe that a specific stock ownership goal would be meaningful at this time. Currently our Named Executive Officers own 26.54% percent of our total shares of Common Stock outstanding.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). Certain performance-based compensation, however, is not subject to the deduction limit. The Company structured the 2013 Equity Plan, with the intention that certain performance awards made under the plan would qualify for tax deductibility. The 2013 Equity Plan was approved by our stockholders at the 2013 Annual Meeting of the Stockholders on May 3, 2013. However, the Compensation Committee recognizes that certain incentive or retention stock awards may not qualify for tax deductibility above the Section 162(m) $1 million limitation.

Employment Agreements for Named Executive Officers

The Company, or our subsidiaries, have entered into employment agreements with our officers, including our Named Executive Officers.  The basic terms of these agreements provide for a base salary, as well as for discretionary bonuses, in accordance with policies established by the Compensation Committee, and the provision of additional benefits to the executive, including personal use of employer owned or leased automobiles, limited use of company aircraft and other perquisites.

The employment agreements also require that we continue providing health benefits for one year if the employee’s employment is terminated by us without cause (as defined in the employment agreement), except where comparable health insurance is available from a subsequent employer. The employment agreements also provide that, in the event of the termination of an employee’s employment by us without cause, we will pay a lump sum equal to one-half of one year’s base salary of such employee. See “Potential Payments Upon Termination”, below.

The employment agreements contain certain restrictive covenants that prohibit the executives from disclosing information that is confidential to us and our subsidiaries and generally prohibit them, during the employment term and for two years thereafter, from soliciting or hiring our employees or our subsidiary employees and from using our confidential information to divert any customer business or income from us, or to otherwise alter the manner in which a customer does business with us.

The agreements were for a five-year period, and with the exception of Mr. Killgore’s agreement, all have expired. At this time, the Compensation Committee, with the assistance of Pay Governance, and the company’s executives are evaluating the desirability of renewing the agreements and the advisability of changing or updating some of the agreement terms. Any revised agreements would need to be approved by the Compensation Committee with final approval by the independent Directors of the Board.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Stephen C. Cook (Chairman)
Peter C. Brown
Robert A. Tinstman

Compensation Tables

Summary Compensation Table.     The following table and accompanying notes provide summary information with respect to total compensation earned or paid by us or our subsidiaries to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Deferred Award ($)(3)	Stock or Option Awards ($)(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation (6)	Total ($)
Brian Pratt	2013	600,000	250,000	250,000	—	82,285	36,355	1,218,640
Chairman of the
Board, Chief	2012	569,230	200,000	200,000	—	54,148	24,356	1,047,734
Executive
Officer and	2011	510,577	150,000	150,000	—	21,731	16,105	848,413
President

Peter J. Moerbeek,	2013	421,058	187,500	187,500	—	61,711	9,728	867,497
Executive Vice
President,	2012	405,769	175,000	175,000	—	47,381	8,860	812,010
Chief Financial
Officer	2011	363,461	167,500	167,500	—	24,267	9,728	732,456

Michael D. Killgore	2013	391,058	137,500	137,500	—	45,261	12,600	723,919
Executive Vice
President,	2012	374,231	150,000	150,000	—	40,615	12,637	727,483
Director of
Construction	2011	350,336	325,000	162,500	—	23,542	12,200	873,578
Services

John M. Perisich	2013	338,076	162,500	162,500	—	53,486	16,950	733,512
Executive Vice
President and	2012	311,539	150,000	150,000	—	40,615	10,000	662,154
General Counsel	2011	279,808	150,000	150,000	—	21,731	11,514	613,053

Scott E. Summers	2012	372,116	200,000	200,000	—	65,824	14,710	852,650
Co-President,
ARB, Inc.	2012	338,462	187,500	187,500	—	50,764	14,362	778,588
(Underground)	2011	304,328	172,500	172,500	—	24,991	16,934	691,253

Timothy R. Healy	2013	372,386	237,500	237,500	—	78,162	10,947	936,495
Co-President,
ARB, Inc.	2012	338,462	150,000	150,000	—	40,615	11,088	690,165
(Industrial)	2011	304,328	167,500	167,500	—	24,267	16,277	679,872

(1)                       Salary includes all regular wages paid to the Named Executive Officer and any amount that was voluntarily deferred by the Named Executive Officer pursuant to our 401(k) Plan.

(2)                       Bonus includes the non-deferred portion of annual bonus earned for services during each fiscal year.

(3)                       Deferred award includes deferred bonus compensation awarded in March 2013 for services during the prior fiscal year. Certain executives may, on an elective basis, be a participant in our LTR Plan. Under the LTR Plan, 50% of the annual cash award is deferred. Except in case of death, disability or involuntary separation from service, the deferred compensation is vested to the participant only if actively employed by the Company on the payment date of bonus amounts the following year. Participants in the LTR Plan can also participate, on an elective basis, in a stock purchase plan, which provides a 25% discount to the market price for up to one sixth of the participant’s earned bonus amount.

(4)                       On May 3, 2013, the Board of Directors granted 100,000 Restricted Stock Units (“RSU”) to Mr. Moerbeek, with 25,000 RSU units vesting annually beginning on April 30, 2014 and ending April 30, 2017. Each RSU represents the right to receive one share of the Company’s Common Stock. The RSUs had a market value of $21.98 per RSU on the grant date. None of the RSUs were vested at March xx, 2014. Other than this RSU grant, the Committee has not made any equity awards specifically for any executives. Excluding the RSU grant to Mr. Moerbeek, there were no stock awards or stock option grants issued to our Named Executive Officers during 2013, 2012 and 2011, and none were outstanding at December 31, 2013.

(5)                       The LTR Plan allows for the purchase of Common Stock at a discount from the market price. For 2013 participants, the discounted price was $21.57 per share based on the average closing price of the shares in December 2013. For 2012 participants, the discounted price was $11.02 per share based on the average closing price of the shares in December 2012. The amounts shown in this column represent the difference between the purchase price and the market price on the date that the executive received constructive receipt of the shares.

(6)                       All other compensation for the Named Executive Officers includes the following:

	Year	Personal Use of Company Auto ($)	Personal Use of Company Airplane ($)(a)	Company paid contributions to Employee 401(k) savings account ($)	Relocation Reimbursement ($)	Total Other Compensation ($)
Brian Pratt	2013	2,365	23,790	10,200	—	36,355
	2012	706	13,650	10,000	—	24,356
	2011	670	2,125	9,800	3,509	16,105

Peter J. Moerbeek	2013	9,728	—	—	—	9,728
	2012	8,860	—	—	—	8,860
	2011	9,728	—	—	7,100	9,728

Michael D. Killgore	2013	2,400	—	10,200	—	12,600
	2012	2,637	—	10,000	—	12,637
	2011	2,400	—	9,800	—	12,200

John M. Perisich	2013	6,750	—	10,200	—	16,950
	2012	—	—	10,000	—	10,000
	2011	1,714	—	9,800	—	11,514

Scott E. Summers	2013	220	4,290	10,200	—	14,710
	2012	—	4,362	10,000	—	14,362
	2011	4,796	2,338	9,800	—	16,934

Timothy R. Healy	2013	747	—	10,200	—	10,947
	2012	1,088	—	10,000	—	11,088
	2011	2,227	4,250	9,800	—	16,277

(a)         The amount charged to the executive as compensation for use of the Company airplane is based on equivalent aircraft charter rates in the southern United States geographic areas. Compensation is based on non-business-related airborne hours.

Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, Options Exercised and Stock Grants Vested

On May 3, 2013, the Board of Directors granted 100,000 Restricted Stock Units (“RSUs”) to Mr. Peter J. Moerbeek, our Chief Financial Officer, with 25,000 RSU units vesting annually beginning on April 30, 2014 and ending April 30, 2017. Each RSU represents the right to receive one share of the Company’s Common Stock. The award had a market value of $21.98 per RSU on the grant date and $31.13 per RSU as of December 31, 2013. None of the RSUs were vested at March       , 2014. On the date of the Annual Meeting on May 2, 2014, 25,000 RSUs will have vested. In the event of termination not for cause, disability, death or on a change in control, as these terms are defined in the RSU agreement, vesting will be accelerated. There have been no dividend equivalents, as defined in the RSU agreement, accrued for this grant.

Other than the RSU grant described above, there were no grants of plan-based awards to the Named Executive Officers during the calendar years 2013, 2012 or 2011. The LTR Plan provides participants an option to buy shares at a discount but does not grant shares of stock. The purchased shares are issued under the 2013 Equity Plan.

Equity Compensation Plan Information

The Company adopted a long-term incentive plan for certain managers and its senior executives in 2009. The plan provided for both the deferral of one-half of each participant’s annual earned bonus for one year and, beginning with the 2010 bonus amounts, allowed the participant the opportunity to purchase Company Common Stock at a 25% discount to the market price for up to one-sixth of the participants earned bonus amount. Shares are issued under provisions of the 2013 Equity Plan. Other than the 100,000 RSUs issued to our CFO, there were no other grants of plan-based awards made in the current fiscal year, nor in prior years.

The following table lists the number of shares of Common Stock purchased by the Named Executive Officers under the long-term incentive plan for each year:

	2013 No. of Shares	2012 No. of Shares
Brian Pratt	3,864	6,050
Peter J. Moerbeek	2,898	5,294
Michael D. Killgore	2,125	4,538
John M. Perisich	2,512	4,538
Scott E. Summers	3,091	5,672
Timothy R. Healy	3,671	4,538

Total issued to Named Executive Officers	18,161	30,632

Each of the Named Executive Officers purchased the maximum number of shares allowed under the terms of the LTR Plan, representing 23% of the purchases for both the 2013 and 2012 LTR Plan years.

Potential Payments Upon Termination

The terms of the employment agreements with each of our Named Executive Officers provide that we pay certain severance benefits in the event such Named Executive Officer is terminated by us other than for “cause” as that term is defined in the Employment Agreement.

Though currently, most of the employment agreements have expired, the following table shows amounts that would be payable to each of our Named Executive Officers under their prior agreements, with the scenario that the executive is terminated without cause or leaves due to death or disability.

	Base Salary(1)	Bonus(2)	Equity(3)	Health Care Benefits(4)	Accrued Vacation(5)	Total
Brian Pratt	$300,000	$400,000	$—	$6,894	$34,615	$741,509
Peter J. Moerbeek	$215,000	$295,000	$3,113,000	$3,376	$24,808	$3,651,184
Michael D. Killgore	$200,000	$237,500	$—	$6,894	$23,077	$467,471
John M. Perisich	$175,000	$250,000	$—	$10,595	$20,192	$455,787
Scott E. Summers	$195,000	$297,500	$—	$10,595	$22,500	$525,595
Timothy R. Healy	$195,000	$335,000	$—	$12,165	$22,500	$564,665

(1)                    Calculated as a lump sum payment equal to one-half of one year’s base salary.

(2)                    Calculated as a lump sum payment equal to the bonus amount that would have been paid for the calendar year in which the termination occurs, determined after the end of the calendar year, pro rata to the date of termination. For purposes of this table, it was assumed that 25% of base salary would be paid plus the amount of bonus deferred from the prior year.

(3)                    Represents accelerated vesting of 100,000 RSUs under the terms of the RSU agreement.  The value is based on the closing price of our Common Stock at December 31, 2013.

(4)                    The Named Executive Officer is entitled to one year of healthcare benefits. The amount reflects both the employee and employer portion of health care estimated premium costs.

(5)                    Each executive is allowed an accrual of up to three weeks of vacation. For purposes of this table, we assumed that the full three weeks would be paid upon termination.

Retirement Plans

We contribute to two plans that provide benefits to all employees. The plans do not provide any benefits for any executives other than those provided to all employees.

Our 401(k) Plan is qualified as an employee retirement plan under Section 401(a) and 401(k) of the Internal Revenue Code. Participation is optional for employees once they are eligible to participate.

We also provide for a “Registered Retirement Saving Plan—Deferred Profit Sharing Plan” for certain Canadian employees. We make contributions based on a percentage of the amount of income deferred by the employee. No Named Executive is eligible for this plan.

2013 Equity Incentive Plan

Background.     In July 2008, the stockholders approved and the Company adopted the Primoris Services Corporation 2008 Long-term Incentive Equity Plan, which was replaced by the Primoris Services Corporation 2013 Equity Incentive Plan (“Equity Plan”), after approval by the stockholders and adoption by the Company on May 3, 2013.

The principal purpose of our Equity Plan is to provide incentives for our officers, employees and consultants, as well as the officers, employees and consultants of any of our subsidiaries. We believe that grants of options, restricted stock and other awards will stimulate their personal and active interest in our development and financial success, and induce them to remain in our employ or continue to provide services to us. In addition to awards made to officers, employees or consultants, the Equity Plan permits us to grant options or other equity securities to our Directors.

At the time of the adoption of the Equity Plan, 2,526,275 shares of our Common Stock were reserved for issuance. On May 3, 2013, the Board granted 100,000 Restricted Stock Units (“RSU”) to Mr. Peter J. Moerbeek, with each RSU representing the right to receive one share of the Company’s Common Stock. Other than this RSU grant, at December 31, 2013, there were no options issued to purchase our shares, no other stock based awards granted and there were no shares of restricted stock granted under the Equity Plan.

Shares of Common Stock that are forfeited or terminated will be available for future award grants under the Equity Plan. Any surrendered shares of previously owned stock by a participant used to cover the option exercise price or their withholding tax liability associated with an option exercise, may be added to the number of reserved shares available under the Equity Plan, subject to approval by the Board or the Compensation Committee, and relevant provisions in the Equity Plan.

Award Limitation.     No individual may be granted awards under the Equity Plan representing more than 200,000 shares of our Common Stock in any calendar year, which would include awards of stock options or SARs, stock awards and RSUs or performance shares.

Administration.     The Equity Plan is administered by our Board or our Compensation Committee. To administer the Equity Plan, the Compensation Committee recommends to the Board, among other things:

•                  The persons to whom awards may be granted;

•                  The specific type of awards to be granted;

•                  The number of shares subject to each award;

•                  Option or share prices;

•                  Any restrictions or limitations on the awards; and

•                  Any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Compensation Committee must consist of at least two members of our Board, each of whom is an “outside independent Director” within the meaning of that section. Upon the recommendation of the Compensation Committee, our entire Board will administer the Equity Plan with respect to awards to non-employee Directors.

Eligibility.     We may grant awards under the Equity Plan to employees, officers and Directors. In addition, we may grant awards to consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to our success.

Awards.     The Equity Plan provides that we may grant awards of the following types of securities, among others:

•                  “incentive” stock options, as defined in Section 422 of the Code, and options that are not qualifying incentive options;

•                  stock appreciation rights to participants who have been, or are being, granted stock options under the Equity Plan;

•                  restricted stock; and

•                  other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock.

Accelerated Vesting and Exercisability.   The following events will cause acceleration in the vesting with respect to awards granted under the Equity Plan, subject to any limitations of Section 409A of the Internal Revenue Code:

•                  If any one person, or more than one person acting as a group, acquires the ownership of our Common Stock that, together with the Common Stock held by such person or group, constitutes more than 50% of our total fair market value or of our combined voting power and our Board does not authorize or otherwise approve such acquisition; and/or

•                  The Compensation Committee may accelerate such vesting if there is an acquisition by any one person or more than one person acting as a group, together with the acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons, of our assets that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of our assets immediately before such acquisition or acquisitions, or if any one person or more than one person acting as a group, acquires the ownership of our Common Stock that, together with the Common Stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our Common Stock, which has been approved by our Board.

Additional Equity Compensation Plan Information

As shown in the table that follows, we have used the Equity Plan (and its 2008 predecessor plan) to issue shares of Common Stock and RSUs to our employees, and as part of their compensation, to our non-employee Directors.  Under the LTR plan, participants have the opportunity to purchase shares of Common Stock from the Company at a discount to market for up to one-sixth of their annual bonus award.

Plan category	Shares Awarded or Granted to Employees	Shares Awarded to Non-employee Directors	Shares remaining at end of period

Years 2008 through 2012	206,756	42,500	1,270,744
Shares issued January through April 2013	131,989	12,480	1,126,275
Shares available at adoption of Equity Plan			2,526,275
RSUs granted May 3, 2013	100,000		2,426,275
Shares issued June to December 2013	—	9,110	2,417,165
To date 2014	77,455	6,375	2,333,335

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants, and rights as part of the Company’s Equity Plan as of March xx, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights under equity plan	Weighted-average grant or exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	100,000	$21.93	2,333,335
Equity compensation plans not approved by security holders	—	—	—
Total	100,000	$21.93	2,333,335

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the 2014 Annual Meeting. The person(s) named in your proxy will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. Discretionary authority for them to do so is contained in the proxy.

SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of this Proxy Statement and Annual Report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our Proxy Statement and Annual Report. If you would like to opt out of this practice for future mailings and receive separate Proxy Statements and Annual Reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate Proxy Statement or Annual Report without charge by sending a written request to Primoris Services Corporation, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201, Attention: Investor Relations, or by contacting us at (214) 740-5600. We will promptly send additional copies of the Proxy Statement or Annual Report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the Proxy Statement or Annual Report can request delivery of a single copy of the Proxy Statement or Annual Report by contacting their broker, bank or other intermediary or sending a written request to the Company at the address above.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being mailed to all stockholders of record with this Proxy Statement. The Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC is available without charge upon written request to:

Primoris Services Corporation
2100 McKinney Avenue, Suite 1500
Dallas, Texas 75201
Attention: Investor Relations

Any stockholder or stockholder’s representative, who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from us by contacting Primoris Services Corporation, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201, or at (214) 740-5600. To provide us with sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by April 25, 2014.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

John M. Perisich
Executive Vice President, General Counsel and
Secretary

PRIMORIS SERVICES CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Pratt as Proxy holder, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated on the reverse side, all eligible shares of Common Stock of Primoris Services Corporation, held of record by the undersigned as of March 31, 2014, which the undersigned may be entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on Friday, May 2, 2014, at the Rosewood Crescent Hotel, located at 400 Crescent Court, Dallas, Texas 75201, and any continuation(s), postponement(s) or adjournment thereof.

IMPORTANT—PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” all proposals.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

Proposal 1— Election of Mr. Robert A. Tinstman as a Class C Director—The Board recommends a vote “FOR” the nominee as a Director for a three-year term expiring in 2017:

Nominee:

	FOR	WITHHOLD
Robert A. Tinstman	☐	☐

FOR	AGAINST	ABSTAIN

Proposal 2— To provide a non-binding advisory vote approving the Company’s executive compensation — The Board recommends a vote “FOR” the ratification of the non-binding advisory proposal for the Company’s executive compensation.

☐	☐	☐

FOR	AGAINST	ABSTAIN

Proposal 3— Ratification of Appointment of Moss Adams, LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2014 — The Board recommends a vote “FOR” ratification of Moss Adams, LLC as the Company’s Independent Registered Public Accountant.

☐	☐	☐

This Proxy, when properly executed, will be voted according to your instructions. If no instructions are given but the proxy is signed, this Proxy will be voted FOR the nominee listed in Proposal 1, FOR on Proposal 2 and FOR on Proposal 3.  In his discretion, the Proxy holder is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature:	Date:

Please date this Proxy and sign it exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

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FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

PRIMORIS SERVICES CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Pratt as Proxy holder, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated on the reverse side, all eligible shares of Common Stock of Primoris Services Corporation, held of record by the undersigned as of March 31, 2014, which the undersigned may be entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on Friday, May 2, 2014, at the Rosewood Crescent Hotel, located at 400 Crescent Court, Dallas, Texas 75201, and any continuation(s), postponement(s) or adjournment thereof.

IMPORTANT—PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (mark the corresponding box on the reverse side)

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